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United States                                                                                                                                       Securities And Exchange Commission                                                                                                                       Washington, D.D. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES                                                                   Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

  THE MOVIE STUDIO, INC.

2040 Sherman Street, Hollywood, Florida 33020

_______________________________________________________________________________________________

(Address of Principal Executive Offices)

(954) 332-6600

 ______________________________________________________________________________________________

(Issuer’s telephone number)

N/A

 ______________________________________________________________________________________________

(Issuer’s facsimile number)

Delaware	65-0494581
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                                                                                 Name of each exchange on which                                                        to be so registered                                                                                each class is to be registered

Common Stock ($0.0001 Par Value)                                                    Over-the-Counter Market

Securities to be registered pursuant to Section 12(g) of the Act:

This form is being filed with the Securities & Exchange Commission in order to become a reporting company under the Exchange Act of 1934 and to reestablish the Company's quotation on the OTC Bulletin Board in compliance with the National Association of Securities Dealers, Inc. Rules 6530 and 6540 to limit quotations on the OTC Bulletin Board to securities of companies that report their current financial information to the SEC, banking, or insurance regulators.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer_______                                                        Accelerated filer ____________

Non-accelerated filer ________                                                       Smaller reporting company   [X]

TABLE OF CONTENTS

Item 4.  Security Ownership of Certain Beneficial Owners and

Item 7.  Certain Relationships and Related Transactions, and Director

         Independence................................................15

Item 8.  Legal Proceedings...........................................16

Item 9.  Market Price of and Dividends on the Registrant’s Common

Item 14. Changes in and Disagreements with Accountants on Accounting

ITEM 1.	DESCRIPTION OF BUSINESS

GENERAL

The Movie Studio, Inc. F/K/A Destination Television, Inc. (“the Company" or “DSTV” or the "Registrant”) is a publicly traded vertically integrated motion picture production company that develops, manufactures and distributes independent motion picture content for worldwide consumption on a multitude of devices.

The Company is a broadcast media company that used its custom content and entertainment-based programming along with its proprietary technology to influence the purchasing decisions of millions of active consumers in targeted “away-from-home” leisure destinations.

The Company’s original core broadcast business was Bar TV, Gym TV, and Hotel TV, which were designed and implemented to focus on leisure destinations with entertaining and informative audio and video content,  increasing the duration and frequency of consumer visits and duration of stay, generating incremental revenue and promoting the sale of specific products.  The Company enabled advertisers and leisure/retailers to effectively and efficiently reach active consumers at the point of sale (POS) where most purchase decisions are made. In addition to influencing consumer behavior, the Company’s programming was proven to be successful in generating brand awareness and could create additional sales lift. The Company’s business motto was “Leisure Destinations driving traffic to Retail Locations.”

Over the years, the Company surveyed the media landscape, combining the best aspects of each medium into the DSTV’s business model, simultaneously applying it to a very unique physical space.  In 2008, the US advertising industry consolidated, including digital signage space, because the industry did not provide a quantifiable measurement platform for its advertisers; at that time, The Company began to reorganize its business model.  In 2009, The Company took the first steps in transitioning its core business operations into a new media platform, which included incorporating elements of its original media business model into its new business, The Movie Studio.  In 2010, the Company took the next step, when it physically began transitioning its core business to the new platform. The Movie Studio platform consists of three verticals that operate synergistically with each other. Strategic Partner, is the first of the three verticals.  In this vertical, the Company enters into agreements with substantial asset partners, wherein these partners can promote their brand, product, or service through the Movie Studio, which can offer them, through the its vertical integration model, a variety of opportunities, as a result of their association with the movie business.  Each partner agreement is crafted in the best interest of the client’s needs or objectives.

Locations Pay Us is the second vertical, wherein we get paid for filming a scene of our movie at the location of a client. The excitement generated from  motion picture production at given location can drive traffic to the client’s point of sale (POS); as a result, the Company and the client both benefit from this arrangement ..  In addition, the Company utilizes its win-a-part-in-a-movie contest at the location; it also provides digital plates to the client’s location, which can utilize the key art shot of the location as base artwork for web, print or television at no additional cost in perpetuity.  Clients have reported that their locations have seen double digit increases in their margins on the night of the filming event. Product Placement is the third vertical. The motion picture product placement industry is a two billion dollar industry; companies utilize this platform to create worldwide brand awareness for their brand, product or service, with the average movie impact of fifteen (15) years (in five year distribution cycles). In addition, these companies provides us products that we utilize at movie events for PPG (on premise promotional giveaways); they also gain additional branding exposure in direct interaction with the brands exact demographic.

The value proposition for investors is in the bi-product of manufacturing of a major motion picture asset(s), which reduces capital expenses (CAP X) by utilizing these vertical in the manufacturing of the intellectual property (movie) asset.  The completed movie then employs a significant expense to revenue ratio, by utilizing these metrics. The motion picture asset is ultimately licensed to seventy (70) countries around the world (foreign market) and domestically in the traditional media outlet channels, movie theaters, television, DVD, pay cable, Video on Demand (VOD) mobile etc. In addition the motion picture integrates a soundtrack, which creates an additional revenue stream for investors.  The Company has proven the business model on all three verticals prior to occupying a 17,000 sq. ft. production studio in downtown Hollywood, Florida complete with a 5,000 sq. ft.  2 edit suites, complete motion picture manufacturing lighting and equipment, cameras, talent division, and in-house marketing. The Movie Studio has manufactured its first feature film production for Ventures Capital Partners, LLC. Is titled Exposure starring Corey Feldman and is currently in pre-production of the sequel Double Exposure with Ventures Capital II, LLC. and Pre-Production of BAD ACTRESS with Ventures Caspital Partners III,  LLC.. In addition, The Movie Studio can generate additional revenue streams from studio rentals and music video production. The Company is currently fully operational and implementing its business model to scale the Companies operations in 2013 and beyond. The Company changed its name of operations from Destination Television, Inc. to The Movie Studio, Inc. In November, 2012 and received a new stock symbol (MVES) in July, 2014.

INDUSTRY BACKGROUND

Film Studio:

The Movie Studio, Inc. is an entertainment or motion picture company that has its own privately owned studio facility that is used to make films, which is handled by the production company.  The majority of companies in the entertainment industry have never owned their own studios, but have rented space from other companies.  There are also independently owned studio facilities, which have never produced a motion picture of their own because they are not entertainment companies or motion picture companies – they are companies who sell only studio space.

Beginnings:

In 1893, Thomas Edison built the first movie studio in the United States when he constructed the Black Maria, a tarpaper-covered structure near his laboratories in West Orange, New Jersey, and asked circus, vaudeville, and dramatic actors to perform for the camera. He distributed these movies at vaudeville theaters, penny arcades, wax museums, and fairgrounds. The pioneering  film studio was founded in New Rochelle, New York in 1909 by American theatrical impresario Edwin Thanhouser. The company produced and released 1,086 films between 1910 and 1917, successfully distributing them around the world. The first film serial ever, Million Dollar Mystery, was released by the Thanhouser Company in 1914. In the early 1900s, companies started moving to Los Angeles, California. Although electric lights were by then widely available, none were yet powerful enough to adequately expose film; the best source of illumination for motion picture production was natural sunlight. Some movies were shot on the roofs of buildings in Downtown Los Angeles. Early movie producers also relocated to Southern California to escape Edison's motion picture patents company, which controlled almost all the patents relevant to movie production at the time.

An independent film is a professional film production resulting in a feature film that is produced mostly or completely outside of the major film studio system. In addition to being produced and distributed by independent entertainment companies, independent films are also produced and/or distributed by subsidiaries of major film studios. Independent films are sometimes distinguishable by their content and style and the way in which the filmmakers' personal artistic vision is realized. Usually, but not always, independent films are made with considerably lower film budgets than major studio films.  Generally, the marketing of independent films is characterized by limited release, but can also have major marketing campaigns and a wide release. Independent films are often screened at local, national, or international film festivals before distribution (theatrical and/or retail release). An independent film production can rival a mainstream film production if it has the necessary funding and distribution.

PRINCIPAL PRODUCTS AND THEIR MARKETS

The Movie Studio, Inc. (OTC: SYMBOL: MVES)

Due to the proliferation of new mobile media platforms in society, The Movie Studio intends to enter into the personalized content & media space utilized by consumers via laptops, tablets, smartphone’s and new out-of home devices as they are developed.

The Movie Studio intends to manufacture independent content that fits the marketplace void including indie movies with relevant movie stars and indie soundtracks with substantial fan bases that we can reach their demographic on-line and sell digital downloads direct to consumers with a minimum barrier to entry and minimum capital expenditures compared to traditional marketing forms of content delivery.  In addition to traditional marketing platforms that we intend to sell and leverage as well, The Movie Studio intends to sell its content and where it’s available on all devices, mobile, I-Pad etc. for the personal user with the personal playlist of unique and indie content relevant to their interests applicable for the individual and their consumption.

The Movie Studio is implementing its new proven vertically integrated revenue model:

(a) Strategic Partners in Motion Pictures.

(b) Locations Pay US a fee for placement in the movie, which can monetize our platform at their point of sale (POS).

(c) Product Placement: we receive a fee for product placement in a movie, product branding, and on premise promotional giveaways (PPG). In addition the Product Placement client receives digital plates and the same benefits as Location Pay US a fee client receive (see (b) above).

(d) At the American Film Market in November 2011, the Company established significant motion picture arrangement for worldwide distribution, to provide investors an exit strategy for (1) their movie partnership investment units and (2) shareholdings in the Company.  In May 1, 2012, we have entered into an exclusive worldwide distribution agreement with Cinema Arts Entertainment, with minimum guarantees (MG’s) that sales will total $520,000 for the first 10 markets. As of March 1st 2015 the Company has not received any sales revenues other than the minimum guarantee and has requested an accounting.

(e) The completed movie then employs a significant expense to revenue proposition by utilizing these metrics and licenses the motion picture asset to seventy (70) countries around the world (foreign market) as well as domestically in traditional media outlet channels, movie theaters, television, DVD, pay cable, video on demand (VOD) mobile etc. In addition the motion picture integrates a soundtrack that creates an additional revenue stream for investors.

In addition, the Company provides locations digital plates and green screen application for use in movies, commercials, for the location, web-applications and print that can significantly monetize the location, while 360 degree media branding at the location can be an applicator for the location in a variety of ways:

Promotional Media

Promotional media is a broad marketing term that describes methods used to promote goods and or services. Promotional media can be broken into several categories or channels, including:

Print Media--is all the media we use in hard copy format such as

*              Business cards

*              Brochures

*              Posters

*              Promotional Literature

*              Banners

Digital Media--this includes the internet

*              Video Promotion

*              Websites

*              Social Media

*              Digital Signage

*              Digital Tags

*              Smartphone Apps

*              Radio / TV

Promotional Gifts--often used to stay top-of-mind with customers

*              Pens

*              Caps

*              T-shirts

*              Mugs

*              Bags

*              Banners

DISTRIBUTION METHODS

Film distribution Methods:  A distributor is a company or individual responsible for the marketing of a film. The distributor may set the release date of a film and the method by which a film is to be exhibited or made available for viewing: for example, directly to the public either theatrically or for home viewing (DVD, video-on-demand (VOD), download, television programs through broadcast syndication etc.). A distributor may do this directly, if the distributor owns the theaters or film distribution networks, or through theatrical exhibitors and other sub-distributors. A limited distributor may deal only with particular products, such as DVDs or Blu-ray, or may act in a particular country or market.

Theatrical distribution:

If a distributor is working with a theatrical exhibitor, the distributor secures a written contract stipulating the amount of the gross ticket sales to be paid to the distributor by the exhibitor (usually a percentage of the gross) after first deducting a floor, which is called a house allowance (also known as the nut), collects the amount due, audits the exhibitor's ticket sales, as necessary, to ensure the gross reported by the exhibitor is accurate, secures the distributor's share of these proceeds, and transmits the remainder to the production company (or to any other intermediary, such as a film release agent).

The distributor must also ensure that enough film prints are struck to service all contracted exhibitors on the contract-based opening day, ensure their physical delivery to the theater by the opening day, monitor exhibitors to make sure the film is in fact shown in the particular theatre with the minimum number of seats and show times, and ensure the prints' return to the distributor's office or other storage resource also on the contract-based return date. In practical terms, this includes the physical production of film prints and their shipping around the world (a process that is beginning to be replaced by digital distribution) as well as the creation of posters, newspaper and magazine advertisements, television commercials, trailers, and other types of ads.

The distributor is also responsible for ensuring a full line of advertising material is available on each film which it believes will help the exhibitor attract the largest possible audience, create such advertising, if it is not provided by the production company, and arrange for the physical delivery of the advertising items selected by the exhibitor at intervals prior to the opening day.

If the distributor is handling an imported or foreign film, it may also be responsible for securing dubbing or subtitling for the film, and securing censorship or other legal or organizational approval for the exhibition of the film in the country/territory in which it does business, prior to approaching the exhibitors for booking. Depending on which studio is distributing the film, the studio will either have offices around the world, by themselves or partnered with another studio, to distribute films in other countries. If a studio decides to partner with a native distributor, upon release, both names will appear. The foreign distributor may license the film for a certain amount of time, but the studio will retain the copyright of the film.

Early distribution windows:

Although there are numerous distribution techniques today, previous to the multi-channel transition, studios and networks did not experiment with different distribution processes. Studios believed that the new distribution methods would cause their old methods of revenue to be destroyed. Within time, the development of new distribution did prove to be beneficial. The studios revenue was gained from myriad distribution windows. These windows created many opportunities in the industry and allowed networks to make a profit and eliminate failure. These new distribution methods benefited audiences that were normally too small to reach and expanded the content of television. With the new age of technology, networks accepted the fact that it was a consumer demand industry and accepted the new models of distribution.

Non-theatrical distribution:

This term, used mainly in the British film industry, describes the distribution of feature films for screening to a gathered audience, but not in theatres at which individual tickets are sold to members of the public. The defining distinctions between a theatrical and a non-theatrical screening are that the latter has to be to a closed audience in some way, e.g. pupils of a school, members of a social club or passengers on an airliner, and that there can be no individual admission charge. Most non-theatrical screening contracts also specify that the screening must not be advertised, except within the group that is eligible to attend (e.g. in a membership organization’s newsletter or an in-flight magazine).

The largest market for non-theatrical distribution is probably the airlines, followed by film societies. Non-theatrical distribution is generally handled by companies that specialize in this market, of which Filmbank [1] is Britain's largest, representing the major Hollywood studios. Home video media is sold with a license that permits viewing in the home only (hence the copyright notice that appears at the start of many VHS tapes and DVDs, which states that the content must not be shown in oil rigs, prisons or schools). Until these technologies were widespread, most non-theatrical screenings were on16mm film prints supplied by the distributor. Today, the most common business model is for a distributor to sell the exhibitor a license that permits the legal projection of a copy of the film, which the exhibitor buys separately on a home video format. These licenses can either be for individual, one-off screenings, or cover an unlimited number of screenings of titles represented by that distributor for a specified time period. The latter are often purchased by pubs and students' unions, to enable them to show occasional feature films on a TV in their bars.

Home video distribution:

Some distributors only handle home video distribution or some sub-set of home video distribution such as DVD and/or Blu-ray distribution and now the fastest growing area is Video on Demand (VOD). The remaining home video rights may be licensed by the producer to other distributors or the distributor may sub-license them to other distributors.

If a distributor is going to distribute a movie on a physical format such as DVD, they must arrange for the creation of the artwork for the case and the face of the DVD and arrange with a DVD replicator to create a glass master to press quantities of the DVD.

Today, some movie producers are using a process called DVD-on-demand. In DVD-on-demand, a company will burn a DVD-R (a process called duplication) when a copy of the DVD is ordered, and then ship in to the customer.

A distributor may also maintain contact with wholesalers, who sell and ship DVDs to retail outlets as well as online stores, and arrange for them to carry the DVD. The distributor may also place ads in magazines and online and send copies of the DVD to reviewers.

The newest area Video on Demand (VOD) is expected to grow as a result of new media devices, mobile phones, PDA’s, tablets and I-Pads as additional ways individuals consume content.

The New Hollywood/Foreign Distribution:

In the past, big studios have not always used analysis, analytics, metrics or measurement; but that is not true any longer.  Companies such as Relativity Media use a new Hollywood approach that is vastly more technical than preparing an analysis of how many people actually attend the theater as a result of buying a ticket. Their approach now accounts for thousands of variables, from the stars of a movie to its release date to the type of media used in production, and compares each of those variables to nearly every film ever made with at least one of the same attributes. It takes four people just to operate the program that governs their approach.

New Hollywood companies employ a movie-rejection system, not a movie-picking system, while the data-intensive approach operates on a new paradigm of new media marketing and buzz worthy elements intertwined into the infrastructure of the movie. Big studios are swinging for the fences, and they lose money on 85 percent of the movies they make; they don’t have a hedge against those losses, so they need the one or two franchise movies each year to make up for the money losers. New Hollywood studios have hedges; they make movies that people will love, but also on a financially based system. They don’t take huge risks.

The New Hollywood studios can make money without a blockbuster on its slate, if it controls upfront costs and has unique arrangements with film distributors on the back-end. Unlike most major studios, who own their own distribution companies, New Hollywood studios seek relationships with over 117 distributors around the globe, each of which could come under contract to buy any movie the studio makes at a preset percentage of the film’s budget. In return, the distributors are guaranteed a piece of the back-end revenue for each movie. For New Hollywood studios, the structure is a safety net for films that underperform, a safety net the major studios don’t have.

STATUS OF ANY PUBLICLY ANNOUNCED NEW PRODUCTS

The Movie Studio has manufactured its first feature film production for Ventures Capital Partners, LLC, a film titled Exposure, starring Corey Feldman. The studio is currently in pre-production of the sequel Double Exposure in Ventures Capital Partners II, LLC. The Studio is currently in pre-production of it’s third independent film BAD ACTRESS in Ventures Capital Partners III, LLC. In addition, The Movie Studio can generate additional revenue streams from studio rentals and music video production. The Company is currently fully operational and implementing its business model for operations in 2015 and beyond.

SOURCES AND AVAILABILITY OF PRODUCTS

The Movie Studio has manufactured its first feature film production for Ventures Capital Partners, LLC, a film titled Exposure, starring Corey Feldman. The studio is currently in pre-production of the sequel Double Exposur and new feature film project BAD ACTRESS. In addition, The Movie Studio can generate additional revenue streams from studio rentals and music video production. The Company is currently fully operational and implementing its business model for operations in 2015 and beyond.

DEPENDENCE ON ONE OR A FEW MAJOR CUSTOMERS

The Company is not dependent on one or a few major customers.

PATENTS AND TRADEMARKS

Destination Television® currently owns the registered trademark for the name and brand for Destination Television, Inc. with the United States Patent and Trademark office (USPTO). The Movie Studio ™ is a trademark of The Movie Studio, however, is not a registered trademark.

The Movie Studio occupies a 17,000 Sq. Ft. production studio in downtown Hollywood, Florida, complete with 5,000 sq. ft. soundstage/green screen, edit suites, complete motion picture manufacturing lighting and equipment, cameras, talent division and in-house marketing.

ENVIRONMENTAL LAWS

Our operations are not subject to environmental laws and regulations.

EMPLOYEES

The Company currently is currently completing its quasi-reorganization and currently employs one (1) full time employee, the president and utilizes the services of numerous work for hire and other individuals.

ITEM 1A.             RISK FACTORS

Lack of Profitable Operating History

The Company does not have a history of profitable operation. There is no assurance that the Company will ever be profitable. The Company’s ability to achieve profitability will depend upon a number of factors, including, but not limited to, whether the Company:

• has funds available for working capital, project development and sales and marketing efforts;

• has funds for the continuous upgrading of its production operations and facilities;

• achieves the projected sales revenues;

• controls the Company’s operating expenses;

• continues to attract new business; and

• withstands competition in the Company’s marketplace.

Competition

The Company’s competitors are rapidly changing and may be well capitalized and financially stronger than Destination Television.  Our competitors could reproduce the company’s business model without significant barriers to entry.

The Company’s activities may require additional financing, which may not be obtainable.

The Company had limited cash deposits. Based on the Company’s expectations as to future performance, the Company considers these resources and existing and anticipated credit facilities, to be inadequate to meet the Company’s anticipated cash and working capital needs at least through January 31, 2015. The Company, however, expects to be able to raise capital to fund the Company’s operations, current and future acquisitions and investment in new program development. The Company may also need to raise additional capital to fund expansion of the Company’s business by way of one or more strategic acquisitions. Unless the Company’s results improve significantly, it is doubtful that the Company will be able to obtain additional capital for any purpose if and when the Company needs it.

The Company depends heavily on the Company’s CEO who may be difficult to replace.

The Company believes that the Company’s future success depends to a significant degree on the skills, experience and efforts of its chairman, CEO. While there are incentives to have him remain with the Company and is bound by an employment contracts, there is no assurance that either of them will not elect to terminate his services to us at any time.

Increasing the Company’s business depends on the Company’s ability to increase demand for the Company’s products and services.

While the Company believes that there is a market for its planned increase in the Company’s products and services, there is no guarantee that the Company will be successful in its choice of product or technology or that consumer demand will increase as the Company anticipates.

The Company may be exposed to significant costs of defense and damages in litigation stemming from current unresolved legal proceedings undertaken in the future by and against the Company.

The Company could be subject of legal proceedings against the Company that could give rise to significant exposure in costs and damages.

The Company’s ability to operate and compete effectively requires that the Company hires and retain skilled marketing and technical personnel, who have been in short supply from time to time and may be unavailable to us when the Company needs them.

The Company’s business requires us to be able to continuously attract, train, motivate and retain highly skilled employees, particularly marketing and other senior management personnel. The Company’s failure to attract and retain the highly trained personnel who are integral to the Company’s sales, development and distribution processes may limit the rate at which the Company can generate sales. The Company’s inability to attract and retain the individuals the Company needs could adversely impact the Company’s business and its ability to achieve profitability.

The Company may suffer from a business interruption and continuity of its ongoing operations might be affected.

The Company’s ability to implement its business plans may be adversely affected by any business interruption that will affect the continuity of its operations. While the Company may take reasonable steps to protect itself, there could be interruptions from computer viruses, server attacks, network or production failures and other potential interruptions that would be beyond the Company’s reasonable control. There can be no assurance that the Company’s efforts will prevent all such interruptions. Any of the foregoing events may result in an interruption of services and a breach of the Company’s obligations to its clients and customers or otherwise have a material adverse effect on the business of the Company.

Macro-economic factors may impede business, access to finance or may increase the cost of finance or other operational costs of the Company.

Changes in the United States and global financial and equity markets, including market disruptions, interest rate fluctuations, or inflation changes, may make it more difficult for the Company to obtain financing for its operations or investments or increase the cost of obtaining financing.  In the event that the Company is delayed in attaining its projections, borrowing costs can be affected by short and long-term debt ratings assigned by independent ratings agencies which are based, in significant part, on the Company’s performance as measured by credit metrics such as interest coverage and leverage ratios. Decrease in these ratios or debt ratings would increase the Company’s cost of borrowings and make it more difficult to obtain financing.

There is a limitation on the officers and directors liability.

The articles of the Company limit the personal liability of directors and officers for breach of fiduciary duty and the Company provides an indemnity for expenses and liabilities to any person who is threatened or made a party to any legal action by reason of the fact that the person is or was a director or officer of the Company unless the action of proven to that the person was liable to be negligent or misconduct in the performance of their duty to the Company.

The loss of our key officers or directors may raise substantial doubt as to the continued viability of the Company.

The Company’s operations depend on the efforts of key officers and directors and the loss of their services may irreparably harm the Company in such a manner that it may not be able to overcome any such loss in management.

Investors may lose their entire investment if the Company fails to implement its business plan.

The Company expects to face substantial risks, uncertainties, expenses, and difficulties because it is a development stage company. The Company was formed in 1961. The Company has no demonstrable operations record of substance upon which you can evaluate the Company’s business and prospects. The Company prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development. The Company cannot guarantee that it will be successful in accomplishing its objectives.

As of the date of this prospectus, the Company has had only limited startup operations and has generated very small revenues. Considering these facts, independent auditors have expressed substantial doubt about the Company’s ability to continue as a going concern in the independent auditors’ report to the financial statements included in the registration statement, of which this prospectus is a part. In addition, the Company’s lack of operating capital could negatively affect the value of its common shares and could result in the loss of your entire investment.

Because of our new business model, we have not proven our ability to generate profit, and any investment in The Company is risky.

We have very little meaningful operating history so it will be difficult for you to evaluate an investment in our stock.  We have not sold any of our products to date.  Our auditors have expressed substantial doubt about our ability to continue as a going concern.  We cannot assure that we will ever be profitable.  Since we have not proven the essential elements of profitable operations, you will be furnishing venture capital to us and will bear the risk of complete loss of your investment in the event we are not successful.

We may be unsuccessful in monitoring new trends.

Our net revenue might decrease with time. Consequently, our future success depends on our ability to identify and monitor trends and the development of new markets. To establish market acceptance of a new technologies, we will dedicate significant resources to research and development, production and sales and marketing. We will incur significant costs in developing, commissioning and selling new products, which often significantly precedes meaningful revenues from its sale. Consequently, new business can require significant time and investment to achieve profitability. Prospective investors should note, however, that there can be no assurance that our efforts to introduce new products or other services will be successful or profitable.

We may face distribution and product risks.

Our future financial results depend in large part on our ability to develop relationships with our customers. Any disruption in our relationships with our future customers could adversely affect our financial performance.

We may face claims of infringement on intellectual property rights.

Other parties may assert claims of ownership or infringement or assert a right to payment with respect to the exploitation of certain intellectual properties against us. In many cases, the rights owned or being acquired by us are limited in scope, do not extend to exploitation in all present or future uses or in perpetuity. We cannot assure you that we will prevail in any of these claims. In addition, our ability to demonstrate, maintain or enforce these rights may be difficult. The inability to demonstrate or difficulty in demonstrating our ownership or license rights in these technologies may adversely affect our ability to generate revenue from or use of these intellectual property rights.

If our operating costs exceed our estimates, it may impact our ability to continue operations.

We believe we have accurately estimated our needs for the next twelve months. It is possible that we may need to purchase additional equipment, hire additional personnel, and further develop new business ventures, or that our operating costs will be higher than estimated.  If this happens, it may impact our ability to generate revenue and we would need to seek additional funding.  We intend to establish our initial client base via existing relationships that our directors and officers have established in past business relationships.  Should these relationships not generate the anticipated volume of business, any unanticipated costs would diminish our working capital.

Competitors with more resources may force us out of business.

Competition in our sectors of business come from a variety of factors, including quality, timely commissioning of new projects, product positioning, pricing and brand name recognition.  The principal competitors for our business may do this better than we can. Each of these competitors has substantially greater financial resources than we do. New technologies may also present substantial competition. We may be unsuccessful in competing with these competitors, which may materially harm our business.

The Company may not be able to attain profitability without additional funding, which may be unavailable.

The Company has limited capital resources. Unless the Company begins to generate sufficient revenues to finance operations as a going concern, the Company may experience liquidity and solvency problems. Such liquidity and solvency problems may force the Company to cease operations if additional financing is not available.

ITEM 3.	FINANCIAL STATEMENTS

Our financial statements, together with the report of auditors, are as follows

TERRY L. JOHNSON, CPA

406 Greyford Lane

Casselberry, Florida 32707

Phone 407-721-4753

Fax/Voice Message 866-813-3428

E-mail cpatlj@yahoo.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

The Movie Studio, Inc.,

I have audited the accompanying balance sheets of The Movie Studio, Inc. as of October 31, 2014 and 2013 and the statements of operations, stockholders’ equity, and cash flows for the years ended October 31, 2014 and 2013.  These financial statements are the responsibility of the Company’s management.  My responsibility is to express an opinion on these financial statements based on my audit.

Management’s Responsibility for Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United State of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

My responsibility is to express an opinion on these consolidated financial statements based on my audits.  I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting. My audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, I express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  I believe that my audits provide a reasonable basis for my opinion.

Opinion

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Movie Studio, Inc. as of October 31, 2014 and 2013 and the results of its operations and its cash flows for the years ended October 31, 2014 and 2013 in conformity with accounting principles generally accepted in the United States.

Emphasis of Matter

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company has a minimum cash balance available for payment of ongoing operating expenses, has experienced losses from operations since inception, and it does not have a source of revenue sufficient to cover its operating costs.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in this regard are described in Note 3.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Terry L. Johnson, CPA

Casselberry, Florida

March 20, 2015

THE MOVIE STUDIO, INC.
(FORMERLY DESTINATION TELEVISION, INC.)
Consolidated Balance Sheets

			October 31,

			2014	2013

Assets

	Current assets

	Cash		$ 1,360	$ 8,012

		Total current assets	1,360	8,012

	Property and equipment, net		-	1,911
	Acquired amortizable intangible assets		-	280

		Total assets	$ 1,360	$ 10,203

Liabilities and stockholders' deficiency

	Current liabilities

	Payroll taxes payable		-	412,515
	Loans payable - related party		$ 902,370	803,698
	Loan from VCP		1,371,463	1,371,463

		Total current liabilities	2,273,833	2,587,676

		Total liabilities	2,273,833	2,587,676

Stockholders' deficiency

	Preferred stock, Series B convertible ($.0001 par value)
	5,750,000 authorized, issued and outstaning at October 31, 2014
	and October 31, 2013, respectively		575	575

	Common stock,( $.0001 par value); 750,000,000 shares
	authorized, 236,000,000 and 170,545,068 shares issued and
	outstanding at October 31, 2014 and October 31, 2013, respectively		23,600	17,055

	Additional paid in capital		7,063,369	6,871,247

	Accumulated deficit		(9,360,017)	(9,466,350)

		Total stockholders' deficiency	(2,272,473)	(2,577,473)

		Total liabilities and stockholders' deficiency	$ 1,360	$ 10,203

The accompanying footnotes are an integral part of these financial statements.

F-2

THE MOVIE STUDIO, INC.
(FORMERLY DESTINATION TELEVISION, INC.)
Consolidated Statements of Operations

	Year Ended October 31,
	2014	2013

Revenue	$ 31,679	$ 295,824

Expenses:

Selling, general and administrative expenses	337,861	404,944
Interest expense	-	39,664

Total expenses	337,861	444,608

Net loss before income taxes	(306,182)	(148,784)

Income taxes	-	-

Net loss	$ (306,182)	$ (148,784)

Basic and diluted loss per share	(0.002)	(0.001)

Weighted average number of common
shares outstanding, basic and fully diluted	203,272,534	133,232,022

The accompanying footnotes are an integral part of these financial statements.

F-3

(FORMERLY DESTINATION TELEVISION, INC.)
Consolidated Statements of Changes in Stockholders Deficiency

					Additional		Total
	Common Stock		Preferred Stock		Paid-In	Accumlated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficiency

Balance, October 31, 2011	102,355,260	$ 10,236	5,750,000	$ 575	$ 6,822,066	$ (9,145,247)	$ (2,312,370)
Net Loss						-	-
Balance, October 31, 2012	102,355,260	10,236	5,750,000	575	6,822,066	(9,145,247)	(2,312,370)
Common Stock issued for cash	68,189,808	6,819			49,181		56,000
Net Loss						-	-

Balance, October 31, 2013	170,545,068	17,055	5,750,000	575	6,871,247	(9,145,247)	(2,256,370)
Common Stock issued for cash	65,454,932	6,545			192,122		198,667

Write-off Payroll Tax Payable						412,515	412,515
Net Loss						(306,182)	(306,182)

Balance, October 31, 2014	236,000,000	23,600	5,750,000	575	7,063,369	(9,038,914)	(1,951,370)

THE MOVIE STUDIO, INC.
(FORMERLY DESTINATION TELEVISION, INC.)
Consolidated Statements of Cash Flows

	Year Ended

	October 31,

	2014	2013

Cash flows from operating activities:

Net loss	$ (306,182)	$ (148,784)

Adjustment to reconcile net loss to net
net cash used by operating activities:

Depreciation and amortization	2,191	2,408

Changes in operating assets and liabilities:
Increase in amount due to GSV	98,673
Decrease in payables and accrued expenses	-	35,331
Increase in payroll taxes payable	-	39,664

Net cash used in operating activities	(205,318)	(71,381)

Cash flows from investing activities	-	-

Cash flows from financing activities

		-
Proceeds from issuance of common stock	198,667	56,000
Proceeds from related party loan to the company	-	23,374
Net cash provided by investing activities	198,667	79,374

Net incresase(decrease) in cash	(6,651)	7,993
Cash, beginning of period	8,012	19

Cash, end of period	$ 1,361	$ 8,012

The accompanying footnotes are an integral part of these financial statements.

F-5

                                                                  THE MOVIE STUDIO, INC.

(FORMERLY DESTINATION TELEVISION, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                      OCTOBER 31, 2014

Note 1 – Description of Business

The Movie Studio, Inc. (the "Company") was incorporated in the State of Delaware 1961 under the name Magic Fingers, Inc. The company is a vertically integrated motion picture production company that develops, manufactures and distributes independent motion picture content for worldwide consumption on a multitude of devices.

The Company has operated under various names since incorporation, most recently Destination Television, Inc. from February 2007 to November 2012, when the name was changed to The Movie Studio, Inc.

From October 31, 2001, the Company’s focus was on the developing a private television network, in high traffic locations such as bars and nightclubs. During this development period, the Company received incidental revenue from the sale of advertising and the production of commercials.  In 2010, the Company began implementation of its current business model, using the technology, knowledge and application of content creation previously developed for the private television network.

Note 2 – Summary of significant Accounting Policies

Basis of Presentation  The consolidated financial statements include the accounts of The Movie Studio, Inc. (Formerly Destination Television, Inc.), a Delaware corporation, and its wholly owned subsidiary Destination Television, Inc., a Florida corporation. All significant inter-company account balances and transactions between the Company and its subsidiary have been eliminated in consolidation.

Long-Lived Assets  In accordance with Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 360 Property, Plant, and Equipment, the Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. There were no impairment charges during the years ended October 31, 2014 and 2013.

Fair Value of Financial Instruments  The fair values of the Company’s assets and liabilities that qualify as financial instruments under FASB ASC Topic 825, Financial Instruments, approximate their carrying amounts presented in the accompanying consolidated statements of financial condition at October 31, 2014 and 2013.

Revenue recognition  In accordance with the FASB ASC Topic 605, Revenue Recognition, the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectability is reasonably assured.

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC Topic 740 Income Taxes, which requires accounting for deferred income taxes under the asset and liability method.  Deferred income tax asset and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on the enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.  Valuation allowances are established, when necessary, to reduce the deferred income tax assets to the amount expected to be realized.

THE MOVIE STUDIO, INC.

(FORMERLY DESTINATION TELEVISION, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

OCTOBER 31, 2014

Note 2 – Summary of significant Accounting Policies (continued)

Income Taxes (continued)

In accordance with GAAP, the Company is required to determine whether a tax position of the Company is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The Company files an income tax return in the U.S. federal jurisdiction, and may file income tax returns in various U.S. state and local jurisdictions.  Generally the Company is no longer subject to income tax examinations by major taxing authorities for years before 2005. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement.  De-recognition of a tax benefit previously recognized could result in the Company recording a tax liability that would reduce net assets. This policy also provides guidance on thresholds, measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition that is intended to provide better financial statement comparability among different entities.  It must be applied to all existing tax positions upon initial adoption and the cumulative effect, if any, is to be reported as an adjustment to stockholder’s equity as of January 1, 2009.  Based on its analysis, the Company has determined that the adoption of this policy did not have a material impact on the Company’s financial statements upon adoption. However, management’s conclusions regarding this policy may be subject to review and adjustment at a later date based on factors including, but not limited to, on-going analyses of and changes to tax laws, regulations and interpretations thereof.

Comprehensive Income

The Company complies with FASB ASC Topic 220, Comprehensive Income, which establishes rules for the reporting and display of comprehensive income (loss) and its components.  FASB ASC Topic 220 requires the Company’s change in foreign currency translation adjustments to be included in other comprehensive loss, and is reflected as a separate component of stockholders’ equity.

Stock-Based Compensation

The Company complies with FASB ASC Topic 718 Compensation – Stock Compensation, which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services.  It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. FASB ASC Topic 718 focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions.  FASB ASC Topic 718 requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions).  That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (usually the vesting period).  No compensation costs are recognized for equity instruments for which employees do not render the requisite service.  The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available).  If an equity award is modified after the grant date, incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification.  No employee stock options or stock awards vested during 2014 or 2013 under FASB ASC 718

THE MOVIE STUDIO, INC.

(FORMERLY DESTINATION TELEVISION, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

OCTOBER 31, 2014

Note 2 – Summary of significant Accounting Policies (continued)

Nonemployee awards

The fair value of equity instruments issued to a nonemployee is measured by using the stock price and other measurement assumptions as of the date of either: (i) a commitment for performance by the nonemployee has been reached; or (ii) the counterparty’s performance is complete.  Expenses related to nonemployee awards are generally recognized in the same period as the Company incurs the related liability for goods and services received.  The Company recorded stock compensation expense of approximately $1,200 issuing 12,000,000 shares at par value $0.0001; and $-0- during the years ended October 31, 2014 and October 31, 2014 for  consulting services, respectively.

Recently Adopted Accounting Pronouncements

In February 2013, the accounting guidance was amended for obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date. The amendments provide guidance on the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements, including debt arrangements, other contractual obligations, and settled litigation and judicial rulings, for which the total amount of the obligation is fixed at the reporting date. The amendment was effective for the Company beginning January 1, 2014 and was applied retrospectively. The adoption of this guidance did not have a material effect on the Company’s results of operations, cash flows or financial condition.

In July 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists, which states that entities should present the unrecognized tax benefit as a reduction of the deferred tax asset for a net operating loss (“NOL”) or similar tax loss or tax credit carryforward rather than as a liability when the uncertain tax position would reduce the NOL or other carryforward under the tax law. The Company will be required to adopt this new standard on a prospective basis in the first interim reporting period of fiscal 2015, though early adoption is permitted as is a retrospective application. We do not anticipate that the adoption of this standard will have a material effect on the Company’s results of operations, financial position or cash flows.

In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers ("ASU 2014-09"). It outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that revenue is recognized when a customer obtains control of a good or service. A customer obtains control when it has the ability to direct the use of and obtain the benefits from the good or service. ASU 2014-09 is effective for annual periods beginning after December 15, 2016, including interim periods within that annual period. The Company is in the process of assessing the impact of the adoption of ASU 2014-09 to its consolidated financial statements.

In June 2014, accounting guidance was updated for stock-based awards when the terms of an award provide that a performance target that affects vesting could be achieved after the requisite service period. The current accounting standard for stock-based compensation as it applies to awards with performance conditions should be applied. This guidance is effective for the Company as of January 1, 2016. The Company is currently evaluating this guidance, but does not anticipate it will have a material impact on its financial statements.

In June 2014, the FASB issued ASU 2014-12, Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period. This guidance requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition of the award. A reporting entity should apply existing guidance in Accounting Standards Codification Topic 718, Compensation-Stock Compensation, as it relates to such awards. The guidance is effective for fiscal years beginning after December 15, 2015, and may be applied prospectively.

                                                                                             F-8

THE MOVIE STUDIO, INC.

(FORMERLY DESTINATION TELEVISION, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

OCTOBER 31, 2014

Note 2 – Summary of significant Accounting Policies (continued)

Recently Adopted Accounting Pronouncements (continued)

or retrospectively. Early adoption is permitted. The Company is currently evaluating the impact that the adoption of this guidance will have on the Company’s consolidated statements and related disclosures.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The guidance requires an entity to evaluate whether there are conditions or events, in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the financial statements are available to be issued when applicable) and to provide related footnote disclosures in certain circumstances. The guidance is effective for the annual period ending after December 15, 2016, and for annual and interim periods thereafter. Early application is permitted. We do not believe the adoption of this guidance will have a significant impact the Company’s consolidated statements and related disclosures.

The Company has reviewed all other recently issued, but not yet adopted, accounting standards in order to determine their effects, if any, on its results of operation, financial position or cash flows.  Based on that review, the Company believes that none of these pronouncements will have a significant effect on its consolidated financial statements.

Loss Per Common Share

The Company complies with the accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. Basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period.  Diluted loss per common share incorporates the dilutive effect of common stock equivalents on an average basis during the period.

Note 3 – Going Concern

The accompany financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assume that Destination Television, Inc. will continue in operation for a least one year and realize its assets and discharge its liabilities in the normal course of operations.

Several conditions cast doubt about the Company’s ability to continue as a going concern.   The Company has an accumulated deficit of approximately $9,360,017 as of October 31, 2014, has no cash available for payment of operating expenses, no source of revenue, and requires additional financing in order to finance its business activities on ongoing basis. The Company’s future capital requirements will depend on numerous factors, including but not limited to continued progress in the pursuit of business opportunities.  The Company is actively pursuing alternative financing and has discussions with various third parties, although no firm commitments have been obtained.  In the interim, the principal shareholder has committed to meeting any operating expenses incurred by the Company. The Company believes that actions it is presently taking to revise its operating and financial requirements provide it with the opportunity to continue as a going concern.

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern.  While we believe that the actions already taken or planned, will mitigate the adverse conditions and events which raise doubt about the validity of going concern assumption used in preparing these financial statements, there can be no assurance that these actions will be successful.  If the Company were unable to continue as a going concern, then substantial adjustments would be necessary to the carrying values of the reported liabilities.

THE MOVIE STUDIO, INC.

(FORMERLY DESTINATION TELEVISION, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

OCTOBER 31, 2014

Note 4 - Acquired Amortizable Intangible Assets

As of October 31, 2006, the Company invested $3,280 in establishing trademarks associated with its concept of placing TV’s in bars, hotels and gyms. The Company amortizes the costs of these intangibles over their estimated useful lives unless such lives are deemed indefinite. Amortizable intangible assets are also tested for impairment based on undiscounted cash flows and, if impaired, written down to fair value based on either discounted cash flows or appraised values. Intangible assets with indefinite lives are tested for impairment, at least annually, and written down to fair value as required.

Expected annual amortization expense related to amortizable intangible assets is as follows:

As of October 31, 2014	$ 280

 Note 5 - Income Taxes

The Company has approximately $9,360,017 million in net operating loss carryovers available to reduce future income taxes. These carryovers expire at various dates through the year 2033. The Company has adopted FASB ASC Topic 740, “Income Taxes,” which provides for the recognition of a deferred tax asset based upon the value the loss carry-forwards will have to reduce future income taxes and management's estimate of the probability of the realization of these tax benefits. The Company's management determined that it was more likely than not that the Company's net operating loss carry-forwards would not be utilized; therefore, a valuation allowance against the related deferred tax asset has been established.

A summary of the deferred tax asset presented on the accompanying balance sheets represents the amount of preserved carryover losses due to changes in the US Tax Code from the five year carryover rule for accumulated Net Operating Losses to twenty years IRC§1179,  is as follows:

	October 31,
	2014	2013
Deferred tax asset:
Net operating loss carryforwards	$ 3,997,182	$ 3,692,000
Deferred tax asset	3,997,182	3,692,000

Less: Valuation allowance	(3,997,182)	(3,692,000)
Net deferred tax asset	$ -	$ -

The Company has taken a full valuation allowance against the deferred asset attributable to the NOL carryovers of approximately $3,998,182 and $3,692,000 at October 31, 2014 and 2013, respectively, due to the uncertainty of realizing the future tax benefits.

THE MOVIE STUDIO, INC.

(FORMERLY DESTINATION TELEVISION, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

OCTOBER 31, 2014

	October 31,
	2014	2013
Statutory federal income tax expense	(34)%	(34)%
State and local income tax	(5)	(5)
(net of federal benefits)
Other temporary differences	-	-
Valuation allowance	39	39

	-%	-%

Note 6 – Commitments

Facilities

The Company leased from a stockholder, Dr. H. K. Terry, pursuant to an oral agreement on a month-to-month basis, an 8,500 square foot building in Fort Lauderdale, Florida, which serves as its administrative offices and computer operations center. The rent is $4,500 per month and the Company is responsible for utilities. Rent expense was $54,000 for each of the years ended October 31, 2014 and October 31, 2013.

As of November 1st 2014, the Movie Studio, Inc. moved its production facility without executing a lease agreement or rent agreement to a new 17,000 square foot studio in Hollywood, Florida with administrative office space, food court, and 5,000 square foot sound stage/green screen, edit suites and two audio suites and voice over booth.  Its new business address is 2040 Sherman Street Hollywood, Florida 33020.

Employment Agreements

Gordon Scott Venters is employed as the Company's president and chief executive officer pursuant to an employment agreement, effective November 1, 2007. The three-year employment agreement, which extended a previous agreement, provides for an annual salary of $161,662; annual increases of a minimum of 5%; and participation in incentive or bonus plans at the discretion of the board of directors. The agreement additionally provides for certain confidentiality and non-competition provisions and a minimum payment of 18 months in the event of a change of control or termination without cause, or if the employee terminates for good reason. As of October 31, 2014 and 2013, the Company owed  Mr. Venters $902,370 (unpaid wages of $831,888; advances of $70,482) and $803,698 (unpaid wages of $733,216; advances of $70,482), respectively, for unpaid wages and advances he made to the Company.  He has agreed to convert the $733,216 due him for unpaid wages, under terms of his employment agreement, and the $70,482 due him for advances he has made to the Company in exchange for the issuance to him of 25 million shares of the Company’s common shares, which will have one to one voting rights.  This conversion transaction will be completed within the next twelve months. As of March 1st 2015 any unpaid salary will begin to accumulate in exclusion of the 25 million previous salary conversion agreement.

                                                                                       F-11

THE MOVIE STUDIO, INC.

(FORMERLY DESTINATION TELEVISION, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

OCTOBER 31, 2014

Note 7 - Payroll Taxes Payable

The Company has been delinquent in its payment of payroll taxes for the periods of December 2005; March, June and September of 2006 in the amount of $412,500.  During February of 2013, the Internal Revenue Service deemed the unpaid balance as “Uncollectible” and the President of the Company was issued a Levy on Wages, Salary, and Other Income personally in the amount of $93,457 owed to and for the Trust Fund Management Penalty.  Payroll tax obligations for the calendar years since 2007, 2008, 2009, 2010, 2011, 2012 and 2013 that have been incurred have paid as required.  There were no payroll taxes incurred for the three quarters then ended October 31, 2014.

Note 8 - Notes Payable

At March 31, 2011, the Company owed Dr. K. Terry, a related party shareholder, a total of $1,371,463, which represented $436,500 for accrued rent, $705,000 for convertible notes, and $229,963 for accrued interest against the convertible notes.  On April 1, 2011, the total due Dr. Terry of $1,371,463 was purchased by Ventures Capital Partners, LLC, another related party, which provided Dr.Terry an equity interest in Ventures Capital Partners, LLC.

Note 9 - Stockholders' Deficiency

Common Stock

Stock Issued for Cash

During June of 2014, the Company amended its articles of incorporation and reauthorized an additional 550,000,000 shares of common stock at par value of $0.0001.  As of July 31, 2014, the Company has a total of 750,000,000 shares authorized and as of October 31, 2014 and 2013 had 236,000,000 and 170,545,068 shares issued and outstanding.  During year ended October 31, 2014, the Company issued to accredited investors a total of 57,634,932 shares of common stock for $0.0008 per share for a total of $197,467.  As of March 1st 2015 the Company had 300,000,000 shares outstanding issued and outstanding with 59,820,000 shares of common stock for $0.0018 for a total of $108,250.00 issued to accredited investors. None of the above shares have been registered.

Note 9 - Stockholders' Deficiency (continued)

Preferred Stock

Series B Preferred Stock

The Series B preferred stock is identical in all aspects to the common stock, including the right to receive dividends, except that each share of Series B Preferred Stock has voting rights equivalent to four times the number of shares of Common Stock into which it could be converted. As of October 31, 2014 and 2013, there were 5,750,000 shares of Series B preferred stock outstanding. Each share of Series B preferred stock is convertible into one share of common stock.

THE MOVIE STUDIO, INC.                                                                                                                                  (FORMERLY DESTINATION TELEVISION, INC.)                                                                                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                                                               OCTOBER 31, 2014

Note 10- Common Stock Options

No options or warrants were outstanding at October 31, 2014 and October 31, 2013.

Note 11 – Litigation

As of February 28th, 2015, the Company was not a party to any existing or threatened litigation.

Note 12 -  Related Party Transactions

Gordon Scott Venters

Effective November 2007, Gordon Scott Venters, entered into an employment agreement with the Company, which is described above in Note 6--Commitments-Employment Agreements.

In November 2007, Mr. Venters, acquired from the Company 2,000,000 shares of its Series B preferred stock as payment of $56,000 of accrued unpaid salary. The shares were valued at $56,000, or $0.028 per share, which represented the approximate value, at the date of issuance, of the common stock into which the Series B preferred Stock may be converted. Also, in September and October 2008, Mr. Venters, acquired a total 15,000,000 shares of common stock from the Company at an average price of approximately $0.0051 as payment for accrued but unpaid salary of $76,000. The shares of Series B preferred stock and the common shares have not been registered under the Securities Act of 1933, as amended, and therefore, may not be transferred in the absence of an exemption from registration under such laws and will be considered "restricted securities" as that term is defined in Rule 144 adopted under the Securities Act, and may be sold only in compliance with the resale provisions set forth therein.

In August 2006 and February 2007, Mr. Venters made non-interest bearing unsecured loans to the Company in the amounts of $25,000 and $5,000, respectively. In April 2007, the Company repaid the $5,000 loan and Mr. Venters acquired from the Company 500,000 shares of its common stock, which were valued at $26,000, or $0.052 per share, in exchange for the $25,000 loan and the balance of $1,000 was applied to accrued unpaid salary. Additionally, in August 2007, he acquired 1,000,000 shares of common stock, which were valued at $0.04 per share, in exchange for $40,000 of accrued unpaid salary. As of October 31, 2013 and 2012, the Company owed  Mr. Venters $803,698 (unpaid wages of $733,216; advances of $70,482) and $680,590 (unpaid wages of $680,597; advances of $47,108), respectively, for unpaid wages and advances he made to the Company.  He has agreed to convert the $733,216 due him for unpaid wages, under terms of his employment agreement, and the $70,482 due him for advances he has made to the Company in exchange for the issuance to him of 25 million shares of the Company’s common shares, which will have one to one voting rights.  This conversion transaction will be completed within the next twelve months. As of March 1st 2015 any unpaid salary will begin to accumulate in exclusion of the 25 million previous salary conversion agreement.

Note 13 – Subsequent Events

On January 5, 2015 the Company issued a Private Placement Memorandum for The Movie Studio, Inc.’s 175,000,000 shares offered at $.003 per share totaling $525,000 with a minimum investment of $25,000 for 8,333,333 shares.  The Company is conducting a 506(b) exempted offering to sell 175,000,000 shares having a par value of $.0001 per share at the discounted price of $.003 per share, offered on a “best efforts” basis to accredited investors only.  The funds will be used to acquire the Company’s first film library.

THE MOVIE STUDIO, INC.                                                                                                                                  (FORMERLY DESTINATION TELEVISION, INC.)                                                                                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                                                               OCTOBER 31, 2014

Note 13 – Subsequent Events - Continued

On January 7, 2015 the Company signed a Letter of Intent with Seven Arts Entertainment Inc. (now known as Wireless Connection Inc.) a Pink Sheet Company having symbol: SAPX, a diversified company with motion picture production assets and wireless communications to acquire a movie library of twelve titles.  Under the terms of the LOI, The Movie Studio Inc. agrees to acquire the film library for cash and stock from a lender Seven Arts Entertainment Inc. assigned them to.

ITEM 3.	PROPERTIES

The Company leased from a stockholder, Dr. H. K. Terry, pursuant to an oral agreement on a month-to-month basis, an 8,500 square foot building in Fort Lauderdale, Florida, which serves as its administrative offices and computer operations center. The rent is $4,500 per month and the Company is responsible for utilities. Rent expense was $54,000 for each of the years ended October 31, 2013 and October 31, 2012.

As of November 1st 2014, the Movie Studio, Inc. moved its production facility without executing a lease agreement or rent agreement to a new 17,000 square foot studio in Hollywood Florida with administrative office space, food court, and 5,000 square foot sound stage/green screen, edit suites and two audio suites and voice over booth.  It’s new business address is 2040 Sherman Street Hollywood, Florida 33020.

ITEM 4.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table illustrates the common stock and preferred stock ownership of Gordon Scott Venters as of February 21, 2013.

Title of           Name, Title and Address of Beneficial                 Amount of Beneficial          % of

Class                Owner of Shares                                                         Ownership                Shareholdings

Common        Gordon Scott Venters, CEO, and 3.5 million shares with 25 million share executed option  9.4%

                       Director

Preferred        Gordon Scott Venters, CEO, and                                5.75 million shares                100%

                         Director

The address for all officers and directors is 530 North Federal Highway, Ft. Lauderdale, Florida 33301.

ITEM 5.	DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

The directors and officers as of October 31, 2014, are set forth below.  The directors hold office for their respective term and until their successors are duly elected and qualified. Vacancies in the existing Board are filled by a majority vote of the remaining directors.  The officers serve at the will of our Board of Directors.

Name	Age	First Year as Director	Position
Gordon Scott Venters	53	1993	CEO/Director

 BUSINESS EXPERIENCE

Set forth below is the name of our director and officer, all positions and offices held, the period during which he has served as such, and the business experience during at least the last five years:

Gordon Scott Venters, Chief Executive Officer and Chairman of the Board

Gordon Scott Venters has been president and chief executive officer and a director of The Movie Studio FKA Destination, Television, Inc. for the last ten months and a director of Destination Television since 1996.  During that time he has executive produced, produced, written and directed Exposure starring Corey Feldman ready for worldwide released in the first quarter of 2013 the first of the four picture franchise.  He has also served as a member of our board of directors from March 1994 to May 1995. Prior to joining Destination Television, Inc., Mr. Venters was engaged in the entertainment industry, including the financing, management and production of films, videos and recordings. From May 1995 until December 1996, he served as president and director of Quantum Entertainment, Company in Los Angeles. From 1990 to 1993, Mr. Venters served as president and chief executive officer of Flash Entertainment, Inc., an independent feature film company and predecessor of our company, during which time he was the executive producer of no More Dirty Deals and five music videos. He had previously been the Executive Producer of two full length feature films, Shakma & Shoot. Mr. Venters, has also been a financial advisor and a registered stockbroker with FD. Roberts Securities and Prudential Bache Securities, Inc.

CERTAIN LEGAL PROCEEDINGS

No director, nominee for director, or executive officer has appeared as a party in any legal proceeding material to an evaluation of his ability or integrity during the past five years.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

To date, we have not filed Form 5 for the year ended October 31, 2014.

ITEM 6.	EXECUTIVE COMPENSATION

Gordon Scott Venters is employed as the Company's president and chief executive officer, pursuant to an employment agreement, effective November 1, 2007. The three-year employment agreement, which extended a previous agreement, provides for an annual salary of $161,662; annual increases of a minimum of 5%; and participation in incentive or bonus plans at the discretion of the board of directors. The agreement additionally provides for certain confidentiality and non-competition provisions and a minimum payment of 18 month salary in the event of a change of control or termination without cause, or if the employee terminates for good reason.  As of October 31, 2014 and 2013, the Company owed  Mr. Venters $902,370 (unpaid wages of $831,888; advances of $70,482) and $803,698 (unpaid wages of $733,216; advances of $70,482), respectively, for unpaid wages and advances he made to the Company.  He has agreed to convert the $733,216 due him for unpaid wages, under terms of his employment agreement, and the $70,482 due him for advances he has made to the Company in exchange for the issuance to him of 25 million shares of the Company’s common shares, which will have one to one voting rights.  This conversion transaction will be completed within the next twelve months. As of March 1st 2015 any unpaid salary will begin to accumulate in exclusion of the 25 million previous salary conversion agreement.

No retirement, pension, profit sharing, stock option or insurance programs or other similar programs have been adopted by us for the benefit of our employees.

ITEM 7.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

None

ITEM 8.	LEGAL PROCEEDINGS

None

ITEM 9.	MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Price Range of Common Stock

The Company's Common Stock was traded on the OTC Bulletin Board under the symbol “DSTV” until June 30, 2014 when the Company changed the symbol to "MVES". Since January 20, 2000, the Company's stock has been previously quoted in the National Quotation Bureau "Pink Sheets" under the symbol "MAGC." Upon this filing becoming effective with the Securities and Exchange Commission, and clearing any comments of the SEC staff, the Company will attempt to become re-listed as a fully reporting (OTC:BB) public company. The following table sets forth the high and low bid quotations for the Company's common stock for the periods listed. However, records provided by the Trading Market Service of NASD for OTC Quarterly Trading Summaries indicate that, for the period January 2012 through December 31, 2014, trading in the Company's common stock was negligible and could not be considered a true indication of its true market value.

Years and Quarters Ending                  High           Low

2013 January 31                           $0.01          $0.0125

2013 April 30                             $0.005         $0.0075

2013 July 31                              $0.003         $0.01

2013 October 31                           $0.025         $0.005

2014 January 31                           $0.0075         $0.01

2014 April 30                             $0.003         $0.006

2014 July 31                              $0.006         $0.007

2014 October 31                           $0.002         $0.006

2014 December 31                          $0.004         $0.006

2015 January 31                           $0.003         $0.0045

As of November 12, 2014, there were approximately 439 common stock shareholders of record.

DIVIDENDS

We do not intend to retain future earnings to support our growth.  Any payment of cash dividends in the future will be dependent upon: the amount of funds legally available; therefore, our earnings; financial condition, capital requirements, and other factors which our board of directors deems relevant.

ITEM 10.	RECENT SALES OF UNREGISTERED SECURITIES

Below is a schedule that represents the amount of most recent sales of unregistered securities as required by item 701 of Regulation S-K (§229.201) during the year 2014.  These sales include shares that were issued for consulting services rendered to the Company during the year of 2014.

                ADD NEW ISSUANCES OF MVES AS OF MARCH 1ST 2015.

ITEM 11.	Description of Registrant’s Securities to be Registered

Securities to be registered pursuant to Section 12(g) of the Act: Common Stock, $0.001 par value

Common Stock

During June of 2014, the Company amended its articles of incorporation and reauthorized an additional 550,000,000 shares of common stock at par value of $0.0001.  As of July 31, 2014, the Company has a total of 750,000,000 shares authorized and as of October 31, 2014 and 2013 had 240,180,000 and 170,545,068 shares issued and outstanding.  During year ended October 31, 2014, the Company issued to accredited investors a total of 57,634,932 shares of common stock for $0.0008 per share for a total of $197,467.  None of the above shares have been registered.

ITEM 12.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Title 8 Section 145 of the Delaware Statutes provides for indemnification of a corporation's officers and directors in certain situations where they might otherwise personally incur liability, judgments, penalties, fines and expenses in connection with a proceeding or lawsuit to which they might become parties because of their position with the Company.

In accordance with the provisions referenced above, the Company shall indemnify to the fullest extent permitted by its bylaws, and in the manner permissible under the laws of the State of Delaware, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company, or served any other enterprise as director, officer or employee at the request of the Company. The Board of Directors, in its discretion, shall have the power on behalf of the Company to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee of the Company.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceedings) is asserted by such director, officer, or controlling person in connection with any securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit t o a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

ITEM 13.	FINANCIAL INFORMATION. Please See ITEM 2. For the FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Results of Operations for the years ended October 31, 2014 and 2013

The following tables sets forth a summary of financial highlights for the years ended October 31:

	Year Ended
	October 31,			%
	2014	2013	Change	Change
Statement of operations data:	2014	2013	Changes	%

Sales	$ 31,679	$ 295,824	$ (264,145)	-

Expenses	337,862	444,608	(106,746)	-24%

Net loss	(306,183)	(148,784)	(157,399)	(14%)

Net loss per share	$ (0.001)	$ (0.001)

For the years ended October 31, 2014 and 2013, we reported a net loss of $306,183 and $148,784, respectively, an increase in net loss of $157,399. The increase in net loss is primarily attributable to a decrease in revenue of $264,145, partially offset by a decrease in total expenses of $106,746.

For the years ended October 31, 2014 and 2013, we reported revenues of $31,679 and $295,824, respectively.

Total expenses for the years ended October 31, 2014 and 2013 were $335,951 and $444,608, respectively, a decrease of $106,746, or 24%.  This decrease is primarily attributable of a decrease of $106,746 in selling and general administrative expenses.

Interest expense decreased $39,644 for the year ended October 31, 2014 to $0 from the $39,644 reported for the prior fiscal year. This decrease results from an overall elimination of debt obligations during the year ended October 31, 2014.

ITEM 14.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING ON ACCOUNTING AND FINANCIAL DISCLOSURE.

Our accountant is Terry Johnson, C.P.A., P.A.  We do not presently intend to change accountants.  At no time have there been any disagreements with such accountant regarding any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

ITEM 15.	Financial Statements and Exhibits.

(a)     Index to Financial Statements filed herewith as made part of this registration statement.

(b)     Exhibits required by Item 601 of Regulation S-K (§229.601)

3.1	Certificate of Incorporation of Magic Fingers, Inc.

3.2	Certificate of Amendment of the Articles of Incorporation of Magic Fingers, Inc.

3.3	Certificate of Restoration and Revival of Certificate of Incorporation.

Reports on Form 8k:

None

                                                                       THE MOVIE STUDIO, INC.

                                                       INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report...........................................F-2

Financial Statements:

Balance Sheet as of October 31, 2014 and October 31, 2013 .............F-3

Statement of Operations for the ten months ended October 31, 2014 and the year ended October 31, 2014 ...................................F-4

Statement of Cash Flows for the ten months ended October 31, 2014 and the year ended October 31, 2014 ...................................F-5

Statement of Changes in Stockholders' Equity for the twenty four months ended October 31, 2014 and the year ended October 31, 2014. ... F-6

Notes to Financial Statements..........................................F-7

Unaudited Interim Financial Statements:

Accountants' Review Report............................................F-16

Balance Sheet as of April 30, 2014 and October 31, 2013...............F-17

Statement of Operations for the six months ended

April 30, 2014 and April 30, 2013 ....................................F-18

Statement of Cash Flows for the six months ended

April 30, 2014 and April 30, 2013 ....................................F-19

Notes to Unaudited Interim Financial Statements.......................F-20

                                                                                            F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                                                                    THE MOVIE STUDIO, INC

(FORMERLY DESTINATION TELEVISION, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2014

Note 1 – Description of Business

The Movie Studio, Inc. (the "Company") was incorporated in the State of Delaware 1961 under the name Magic Fingers, Inc. The company is a vertically integrated motion picture production company that develops, manufactures and distributes independent motion picture content for worldwide consumption on a multitude of devices.

The Company has operated under various names since incorporation, most recently Destination Television, Inc. from February 2007 to November 2012, when the name was changed to The Movie Studio, Inc.

From October 31, 2001, the Company’s focus was on the developing a private television network, in high traffic locations such as bars and nightclubs. During this development period, the Company received incidental revenue from the sale of advertising and the production of commercials.  In 2010, the Company began implementation of its current business model, using the technology previously developed for the private television network.

Note 2 – Summary of significant Accounting Policies

Basis of Presentation

The accompanying unaudited consolidated quarterly financial statements have been prepared on a basis consistent with generally accepted accounting principles in the United States (“GAAP”) for interim financial information and pursuant to the rules of the Securities and Exchange Commission (“SEC”). In the opinion of management, the accompanying unaudited financial statements reflect all adjustments, consisting of only normal and recurring adjustments, necessary for a fair presentation of the results of operations, financial position and cash flows for the periods presented.  The results of operations for the periods are not necessarily indicative of the results expected for the full year or any future period.  These statements should be read in conjunction with the Entity’s Annual Report on Form 10-K for the year ended October 31, 2013 as filed with the SEC on November 29, 2014 (the “2013 Annual Report”).

The consolidated financial statements include the accounts of The Movie Studio, Inc. (Formerly Destination Television, Inc.), a Delaware corporation, and its wholly owned subsidiary Destination Television, Inc., a Florida corporation. All significant inter-company account balances and transactions between the Company and its subsidiary have been eliminated in consolidation.

Long-Lived Assets

In accordance with Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 360 Property, Plant, and Equipment, the Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. There were no impairment charges during the quarter ended April 30, 2014 and the year ended October 31, 2013.

THE MOVIE STUDIO, INC.

(FORMERLY DESTINATION TELEVISION, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                           APRIL 30, 2014

Note 2 – Summary of significant Accounting Policies (continued)

Fair Value of Financial Instruments

The fair values of the Company’s assets and liabilities that qualify as financial instruments under FASB ASC Topic 825, Financial Instruments, approximate their carrying amounts presented in the accompanying consolidated statements of financial condition at April 30, 2014 and October 31, 2013.

Revenue recognition

In accordance with the FASB ASC Topic 605, Revenue Recognition, the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectability is reasonably assured.

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC Topic 740 Income Taxes, which requires accounting for deferred income taxes under the asset and liability method.   Deferred income tax asset and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on the enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.  Valuation allowances are established, when necessary, to reduce the deferred income tax assets to the amount expected to be realized.

In accordance with GAAP, the Company is required to determine whether a tax position of the Company is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The Company files an income tax return in the U.S. federal jurisdiction, and may file income tax returns in various U.S. state and local jurisdictions.  Generally the Company is no longer subject to income tax examinations by major taxing authorities for years before 2009. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement.  De-recognition of a tax benefit previously recognized could result in the Company recording a tax liability that would reduce net assets. This policy also provides guidance on thresholds, measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition that is intended to provide better financial statement comparability among different entities.  It must be applied to all existing tax positions upon initial adoption and the cumulative effect, if any, is to be reported as an adjustment to stockholder’s equity as of January 1, 2009.  Based on its analysis, the Company has determined that the adoption of this policy did not have a material impact on the Company’s financial statements upon adoption. However, management’s conclusions regarding this policy may be subject to review and adjustment at a later date based on factors including, but not limited to, on-going analyses of and changes to tax laws, regulations and interpretations thereof.

Comprehensive Income

The Company complies with FASB ASC Topic 220, Comprehensive Income, which establishes rules for the reporting and display of comprehensive income (loss) and its components.  FASB ASC Topic 220 requires the Company’s change in foreign currency translation adjustments to be included in other comprehensive loss, and is reflected as a separate component of stockholders’ equity.

THE MOVIE STUDIO, INC.

(FORMERLY DESTINATION TELEVISION, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2014

Note 2 – Summary of significant Accounting Policies (continued)

Stock-Based Compensation

The Company complies with FASB ASC Topic 718 Compensation – Stock Compensation, which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services.  It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. FASB ASC Topic 718 focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions.  FASB ASC Topic 718 requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions).  That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (usually the vesting period).  No compensation costs are recognized for equity instruments for which employees do not render the requisite service.  The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available).  If an equity award is modified after the grant date, incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification.  No employee stock options or stock awards vested during 2014 or 2013 under FASB ASC 718.

Nonemployee awards

The fair value of equity instruments issued to a nonemployee is measured by using the stock price and other measurement assumptions as of the date of either: (i) a commitment for performance by the nonemployee has been reached; or (ii) the counterparty’s performance is complete.  Expenses related to nonemployee awards are generally recognized in the same period as the Company incurs the related liability for goods and services received.  The Company recorded stock compensation of approximately  $-0- and $-0- during the six months ended April 30, 2014 and 2013, respectively, related to consulting services.

Recently Adopted Accounting Pronouncements

The Company has adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 105-10, Generally Accepted Accounting Principles – Overall (“ASC 105-10”), which was formerly known as SFAS 168. ASC 105-10 establishes the FASB Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. Rules and interpretive releases of the Securities and Exchange Commission (the "SEC") under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants.  All guidance contained in the Codification carries an equal level of authority.  The Codification superseded all existing non-SEC accounting and reporting standards and all other non-grandfathered, non-SEC accounting literature not included in the Positions or Emerging Issues Task Force Abstracts.  Instead, it will issue Accounting Standards Updates (“ASUs”). The FASB will not consider ASUs as authoritative in their own right.  ASUs will serve only to update the Codification, provide background information about the guidance and provide the basis of conclusions on the change(s) in the Codification. References made to FASB guidance throughout this document have been updated for the Codification.

THE MOVIE STUDIO, INC.

(FORMERLY DESTINATION TELEVISION, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2014

Note 2 – Summary of significant Accounting Policies (continued)

Recently Adopted Accounting Pronouncements (continued)

ASU 2011-04. In May 2011, the FASB issued Accounting Standards Update 2011-14, Fair Value Measurement (Topic 820). This Update will improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with US GAAP and International Financial Reporting Standards (“IFRS”). The amendments in this Update result in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs and they explain how to measure fair value and they do not require additional fair value measurements and are not intended to establish valuation standards or affect valuation practices outside of financial reporting. The amendments in this Update apply to all reporting entities that are required or permitted to measure or disclose the fair value of an asset, a liability, or an instrument classified in a reporting entity’s shareholders’ equity in the financial statements.

The amendments in this update are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. Early application by public entities is not permitted. The adoption of ASU 2011-04 is not expected to have any material impact on our financial position, results of operations or cash flows.

ASC 480, In March of 2012, the FASB issued Accounting Standards Update, Distinguishing Liabilities from Equity ; primarily originated from FAS 150 and related interpretations. This subtopic establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The guidance applies to freestanding financial instruments, thus reinforcing the importance of this determination.

The Company has reviewed all other recently issued, but not yet adopted, accounting standards in order to determine their effects, if any, on its results of operation, financial position or cash flows.  Based on that review, the Company believes that none of these pronouncements will have a significant effect on its consolidated financial statements.

Loss Per Common Share

The Company complies with the accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. Basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period.  Diluted loss per common share incorporates the dilutive effect of common stock equivalents on an average basis during the period

THE MOVIE STUDIO, INC.

(FORMERLY DESTINATION TELEVISION, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2014

Note 3 – Going Concern

The accompany financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assume that The Movie Studio, Inc. will continue in operation for a least one year and realize its assets and discharge its liabilities in the normal course of operations.

Several conditions cast doubt about the Company’s ability to continue as a going concern.   The Company has an accumulated deficit of approximately $9.34 million as of April 30, 2014, has limited cash available for payment of operating expenses, no source of revenue, and requires additional financing in order to finance its business activities on ongoing basis. The Company’s future capital requirements will depend on numerous factors, including but not limited to continued progress in the pursuit of business opportunities.  The Company is actively pursuing alternative financing and has discussions with various third parties, although no firm commitments have been obtained.  In the interim, the principal shareholder has committed to meeting any operating expenses incurred by the Company. The Company believes that actions it is presently taking to revise its operating and financial requirements provide it with the opportunity to continue as a going concern.

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern.  While we believe that the actions already taken or planned, will mitigate the adverse conditions and events which raise doubt about the validity of going concern assumption used in preparing these financial statements, there can be no assurance that these actions will be successful.  If the Company were unable to continue as a going concern, then substantial adjustments would be necessary to the carrying values of the reported liabilities.

Note 4 - Acquired Amortizable Intangible Assets

As of October 31, 2006, the Company invested $3,280 in establishing trademarks associated with its Bar TV concept. The Company amortizes the costs of these intangibles over their estimated useful lives unless such lives are deemed indefinite. Amortizable intangible assets are also tested for impairment based on undiscounted cash flows and, if impaired, written down to fair value based on either discounted cash flows or appraised values. Intangible assets with indefinite lives are tested for impairment, at least annually, and written down to fair value as required.

Expected annual amortization expense related to amortizable intangible assets is as of October 31, 2013:

$ 150
Thereafter	280
Total expected annual amortization expense	$ 280

THE MOVIE STUDIO, INC.

(FORMERLY DESTINATION TELEVISION, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2014

Note 5 - Income Taxes

The Company has approximately $9.34 million in net operating loss carryovers available to reduce future income taxes. These carryovers expire at various dates through the year 2031. The Company has adopted FASB ASC Topic 740 which provides for the recognition of a deferred tax asset based upon the value the loss carry-forwards will have to reduce future income taxes and management's estimate of the probability of the realization of these tax benefits. The Company's management determined that it was more likely than not that the Company's net operating loss carry-forwards would not be utilized; therefore, a valuation allowance against the related deferred tax asset has been established.

A summary of the deferred tax asset presented on the accompanying balance sheets is as follows:

		April 30,	October 31,
		2014	2013
Deferred tax assets
Net operating loss carry forwards		$1,278,162	$3,634,000
Deferred tax asset		1,278,162	3,634,000
Less: Valuation allowance		(1,278,162)	(3,634,000)
Net deferred tax asset		$0	$0

		April 30, 2014	October 31, 2013
S	Statutory federal income tax expense	(34)%	(34)%
	State and local income tax	(5)	(5)
	(net of federal benefits)	-	-
	Other temporary differences	39	39
	Valuation allowance	- %	- %

Note 6 - Commitments and Facilities

The Company previously leased from a stockholder, Dr. H. K. Terry, pursuant to an oral agreement on a month-to-month basis, an 8,500 square foot building in Fort Lauderdale, Florida, which serves as its administrative offices and computer operations center. The rent is $4,500 per month and the Company is responsible for utilities. Rent expense was $4,770 and $13,500 for each of the three months ended April 30, 2014 and 2013, respectively. The Company currently occupies a 17,000 sq. ft. production facility

THE MOVIE STUDIO, INC.

(FORMERLY DESTINATION TELEVISION, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2014

Note 6 – Commitments (continued)

Employment Agreements

Gordon Scott Venters is employed as the Company's president and chief executive officer pursuant to an employment agreement, effective November 1, 2007. The three-year employment agreement, which extended a previous agreement, provides for an annual salary of $161,662; annual increases of a minimum of 5%; and participation in incentive or bonus plans at the discretion of the board of directors. The agreement additionally provides for certain confidentiality and non-competition provisions and a minimum payment of 18 months in the event of a change of control or termination without cause, or if the employee terminates for good reason. As of October 31, 2013 and 2012, the Company owed Mr. Venters $803,698 (unpaid wages of $733,216; advances of $70,482) and $680,590 (unpaid wages of $680,597; advances of $47,108), respectively, for unpaid wages and advances he made to the Company.  He has agreed to convert the $733,216 due him for unpaid wages, under terms of his employment agreement, and the $70,482 due him for advances he has made to the Company in exchange for the issuance to him of 25 million shares of the Company’s common shares, which will have one to one voting rights.  This conversion transaction will be completed within the next twelve months.

The balance due Mr. Venters at April 30, 2014 and October 31, 2013 for unpaid wages was approximately $837,887 and $788,624, respectively.  He has agreed to convert the monies due him for unpaid wages, under terms of his employment agreement,and the $70,482 due him for advances he has made to the Company in exchange for the issuance to him of 25 million shares of the Company’s common shares, which will have one to one voting rights.  This conversion transaction will be completed within the next twelve months. As of March 1st 2015 any unpaid salary will begin to accumulate in exclusion of the 25 million previous salary conversion agreement.

Note 7 - Payroll Taxes Payable

The Company has been delinquent in its payment of payroll taxes for the periods of December 2005; March, June and September of 2006 in the amount of $412,500.  During February of 2013, the Internal Revenue Service deemed the unpaid balance as “Uncollectible” and the President of the Company was issued a Levy on Wages, Salary, and Other Income personally in the amount of $93,457 owed to and for the Trust Fund Management Penalty.  Payroll tax obligations for the calendar years since 2007, 2008, 2009, 2010, 2011, 2012 and 2013 have been paid as required.  There have been no payroll taxes incurred for the quarter ended April 30, 2014.

Note 8 - Stockholders' Deficiency

Common Stock

Stock Issued for Cash

During period ended April 30, 2014, the Company issued to accredited investors a total of 19,000,000 shares of common stock for $87,300, all of which were issued at various prices between $0.0001 and $0.0005 per share.

None of the above shares have been registered under the Securities Act of 1933, as amended, and therefore, may not be transferred in the absence of an exemption from registration under such laws and will be considered "restricted securities" as that term is defined in Rule 144 adopted under the

 THE MOVIE STUDIO, INC.

(FORMERLY DESTINATION TELEVISION, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2014

Common Stock - Continued

Securities Act, and may be sold only in compliance with the resale provisions set forth therein.

During the fiscal year ended October 31, 2013, the Company issued approximately 68,189,808 shares of stock at various prices between $0.0001 and $0.005 per share.

Note 8 - Stockholders' Deficiency (continued)

Stock Issued for Services (continued)

During periods ended April 30, 2014, the Company issued 2,000,000 shares of common stock for services.

Preferred Stock

Series B Preferred Stock

The Series B Preferred Stock is identical in all aspects to the Common Stock, including the right to receive dividends, except that each share of Series B Preferred Stock has voting rights equivalent to four times the number of shares of Common Stock into which it could be converted. As of April 30, 2014, there were 5,750,000 shares of Series B Preferred Stock outstanding and on October 31, 2013 there were 5,750,000 shares outstanding. Each share of Series B Preferred Stock is convertible into one share of common stock.

Note 9- Common Stock Options

No options or warrants were outstanding at April 30, 2014 and October 31, 2013.

Note 10 – Litigation

On December 13, 2012, Peter Langone filed a civil suit against the Company, wherein he claimed certain ownership of equipment and services rendered on behalf of the Company, when he was an occupant at the offices of the Company. The Company disputed his claim and settled with Mr. Langone in 2013. The final case was released in Febuary, 2015.

In September 25, 2013, Ali, Sonoma Steward filed a civil suit against the Company and Ventures Capital Partners, LLC, claiming the Company was using her image and likeness on the artwork used in connection the  marketing and advertising of the motion picture Exposure.  The Company provided the Plaintiff’s counsel with a binding Letter of Intent (LOI) Agreement, which became binding upon completion of the production for the movie Exposure; this LOI granted the Company the rights to use Ali Sonoma Stewarts, “Image,” “Likeness,” “Web,” “Print,” and “Media” in connection with this movie in perpetuity.  The Company anticipates the civil suit will be dismissed on January 21, 2015, on the basis of the release and Lack of Prosecution. The case was dismissed in February 2015.

                                                                     THE MOVIE STUDIO, INC.

(FORMERLY DESTINATION TELEVISION, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2014

Note 11 - Related Party Transactions

Gordon Scott Venters

Effective November 2007, Gordon Scott Venters, entered into a three-year employment agreement with the Company, which is described above in   Note 5- Commitments-Employment Agreements.

In November 2007, Mr. Venters, acquired from the Company 2,000,000 shares of its Series B Preferred Stock as payment of $56,000 of accrued unpaid salary. The shares were valued at $56,000, or $0.028 per share, which represented the approximate value, at the date of issuance, of the common stock into which the Series B Preferred Stock may be converted. Also, in September and October 2008, Mr. Venters, acquired a total 15,000,000 shares of common stock from the Company at an average price of approximately $0.0051 as payment for accrued but unpaid salary of $76,000. The shares of Series B Preferred Stock and the common shares have not been registered under the Securities Act of 1933, as amended, and therefore, may not be transferred in the absence of an exemption from registration under such laws and will be considered "restricted securities" as that term is defined in Rule 144 adopted under the Securities Act, and may be sold only in compliance with the resale provisions set forth therein.

 In August 2006 and February 2007, Mr. Venters made non-interest bearing unsecured loans to the Company in the amounts of $25,000 and $5,000, respectively. In April 2007, the Company repaid the $5,000 loan; in addition to the repayment of $5,000 loan, the Company also issued 500,000 if its $0.0001 par value common stock in exchange for the $25,000 loan and accrued wages.  These shares were valued at $0.052 per shares. Additionally, in August 2007, he acquired 1,000,000 shares of common stock, which were valued at $0.04 per share, in exchange for $40,000 of accrued unpaid salary. As of April 30, 201 4 and October 31, 2013, Mr. Venters was owed approximately $ 814,379 and $ 733,216 for accrued wages, respectively.

He has agreed to convert the $733,216 due him for unpaid wages, under terms of his employment agreement, and the $70,482 due him for advances he has made to the Company in exchange for the issuance to him of 25 million shares of the Company’s common shares, which will have one to one voting rights.  This conversion transaction will be completed within the next twelve months.

In August 2006 and February 2007, Mr. Venters made non-interest bearing unsecured loans to the Company in the amounts of $25,000 and $5,000, respectively. In April 2007, the Company repaid the $5,000 loan ; in addition to the repayment of the $5,000 loan, the Company also issued 500,000 of its $0.0001 par value common stock in exchange for the $25,000 loan and accrued wages.  These shares were valued at $0.052 per share. Additionally, in August 2007, he acquired 1,000,000 shares of common stock, which were valued at $0.04 per share, in exchange for $40,000 of accrued unpaid salary. The

                                                                     THE MOVIE STUDIO, INC.

(FORMERLY DESTINATION TELEVISION, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2014

Note 11 - Related Party Transactions (continued)

Gordon Scott Venters (continued)

balance due Mr. Venters for unpaid wages as of April 30, 2014 and October 31, 2013 was $837,887 and $788,624, respectively.

Ventures Capital Partners, LLC

Since April 2011, Ventures Capital Partners, LLC. (VCP) the Company negotiated the purchase of debt in the amount of $1,353,420 from a related party shareholder for equity in VCP, LLC, as follows:

Note 12 – Notes Payable

At March 31, 2011, the Company owed Dr. K. Terry, a related party shareholder, a total of $1,353,420, which represented $436,500 for accrued rent, $705,000 for convertible notes, and $211,920 for accrued interest against the convertible notes.  On April 1, 2011, the total amount due Dr. Terry of $1,353,420 was purchased by Ventures Capital Partners, LLC, another related party, which provided Dr. Terry an equity interest in Ventures Capital Partners, LLC

Item 2. Management’s Discussion and Analysis of Financial Conditions and

Results of Operations

THIS FILING CONTAINS FORWARD-LOOKING STATEMENTS. THE WORDS “ANTICIPATED,” “BELIEVE,” “EXPECT,” “PLAN,” “INTEND,” “SEEK,” “ESTIMATE,” “PROJECT,” “WILL,” “COULD,” “MAY,” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS INCLUDE, AMONG OTHERS, INFORMATION REGARDING FUTURE OPERATIONS, FUTURE CAPITAL EXPENDITURES, AND FUTURE NET CASH FLOW. SUCH STATEMENTS REFLECT THE COMPANY’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND FINANCIAL PERFORMANCE AND INVOLVE RISKS AND UNCERTAINTIES, INCLUDING, WITHOUT LIMITATION, GENERAL ECONOMIC AND BUSINESS CONDITIONS, CHANGES IN FOREIGN, POLITIAL, SOCIAL, AND ECONOMIC CONDITIONS, REGULATORY INITIATIVES AND COMPLIANCE WITH GOVERNMENTAL REGULATIONS, THE ABILITY TO ACHIEVE FURTHER MARKET PENETRATION AND ADDITIONAL CUSTOMERS, AND VARIOUS OTHER MATTERS, MANY OF WHICH ARE BEYOND THE COMPANY’S CONTROL. SHOULD ONE OR MORE OF THESE RISKS OR UNCERTAINTIES OCCUR, OR SHOULD UNDERLYING ASSUMPTIONS PROVE TO BE INCORRECT, ACTUAL RESULTS MAY VARY MATERIALLY AND ADVERSELY FROM THOSE ANTICIPATED, BELIEVED, ESTIMATED, OR OTHERWISE INDICATED. CONSEQUENTLY, ALL OF THE FORWARD-LOOKING STATEMENTS MADE IN THIS FILING ARE QUALIFIED BY THESE CAUTIONARY STATEMENTS AND THERE CAN BE NO ASSURANCE OF THE ACTUAL RESULTS OR DEVELOPMENTS.

The following discussion and analysis of our financial condition and plan of operations should be read in conjunction with our financial statements and related notes appearing elsewhere herein. This discussion and analysis contains forward-looking statements including information about possible or assumed results of our financial conditions, operations, plans, objectives and performance that involve risk, uncertainties and assumptions. The actual results may differ materially from those anticipated in such forward-looking statements. For example, when we indicate that we expect to increase our product sales and potentially establish additional license relationships, these are forward-looking statements. The words expect, anticipate, estimate or similar expressions are also used to indicate forward-looking statements.

Plan of Operation

The Movie Studio, Inc. F/K/A Destination Television, Inc. (the "Company" or the "Registrant") was incorporated in the State of Delaware in 1961 under the name Magic Fingers, Inc. By amendment of its certificate of incorporation, the Company's name was changed in 1999 to Magicinc.com and in April 2002 to Magic Media Networks, Inc. and in February 2007 to Destination Television, Inc.  In November of 2012 the Company filed an amendment to change its name to The Movie Studio, Inc. Through the period ended October 31, 1999, the Company devoted substantially all its efforts to reorganizing its financial affairs and settling its debt obligations. During the fiscal years ended October 31, 2000 and October 31, 2001, the Company was engaged primarily in the planning and development of an interactive network to provide entertainment via the Internet. Subsequent to October 31, 2001, the Company redirected its business focus to the development of a private television network, in high traffic locations such as bars and nightclubs. During the development process, the Company received incidental revenue from the sale of advertising and the production of commercials.

 Results of Operation

Three months ended April 30, 2014 compared with three months ended April 20, 2013.

Revenue

The Company had revenues for the six months ended April 30, 2014 of $7,322 compared to none April 30, 2013.

Expenses

For the six month period ended April 30, 2014 and 2013 general and administrative expenses increased $48,626 from $117,769 to $166,395, respectively.

Other

For the six months ended April 30, 2014 and 2013, the Company reported interest expense of $0 and $18,232, respectively.

Six months ended April 30, 2014 compared with six months ended April 20, 2013.

Revenue

The Company had revenues for the three months ended April 30, 2014 of $1,519 and none April 30, 2013.

Expenses

General and administrative expenses increased $29,242 from $37,826 to $67,068 for the three months ended April 30, 2014, as compared to the same period in 2013.

Other

For the six months ended April 30, 2014 and 2013, the Company reported interest expense of $0 and $9,116, respectively.

Liquidity and Capital Resources

As of April 30, 2014 the Company had net assets of $280 as against total liabilities of $2,197,987.  The Company has an accumulated deficit of approximately $9.34 million as of April 30, 2014, has limited cash available for payment of operating expenses, no source of revenue, and requires additional financing in order to finance its business activities on ongoing basis. The Company’s future capital requirements will depend on numerous factors, including but not limited to continued progress in the pursuit of business opportunities.  The Company is actively pursuing alternative financing and has discussions with various third parties, although no firm commitments have been obtained.  In the interim, the principal shareholder has committed to meeting any operating expenses incurred by the Company.  The Company believes that actions it is presently being taking to revise its operating and financial requirements in order to provide itself with the opportunity to continue as a going concern.

Item 3 Quantitative and Qualitative Disclosures about Market Risk

Not applicable.

Item 4 Controls and Procedures

(a)           Evaluation of disclosure controls and procedures.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. Internal control over financial reporting is defined in Rule 13a-15(f) or 15d-15(f) promulgated under the Securities Exchange Act of 1934 (Exchange Act) as a process designed by or under the supervision of, our principal executive and principal financial officers and effected by our Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

Pertain to the maintenance of records that is in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets

Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in  accordance with authorizations of our management and directors: and

Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of the Company’s Internal Control over financial reporting as of April 30, 2014. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in this Internal Control-Integrated Framework.

Based on our assessment, we believe that, as of April 30, 2014 our internal control over financial reporting was not effective.

Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that are designed to ensure that information required to be disclosed in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding disclosure.  In designing and evaluating the disclosure controls and procedures, management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

Our management, with the participation of our chief executive officer and chief financial officer, has evaluated the effectiveness of our disclosure controls and procedures as of April 30, 2014.  Based on their evaluation, our chief executive officer and chief financial officer have concluded that, as of April 30, 2014, our disclosure controls and procedures were not effective.

 (b)            Changes in internal controls.

There have not been any changes in the Company’s internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the quarter ended April 30, 2014 that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

PART II - OTHER INFORMATION

Item 1      Legal Proceedings

During the month of November 2012, the Company became involved in litigation regarding the ownership of equipment left in the building by a previous tenant.  The building serves as the corporate headquarters for the Company.  The Company was ordered by the court to preserve the equipment until ownership can be established by the court.  The Company has made no claim of ownership of the equipment and expects to be dismissed from the litigation.

Item 2     Unregistered Sales of Equity Securities and Use of Proceeds

During the six month period ended April 30, 2014, there was no modification of any instruments defining the rights of holders of the Company’s common stock and no limitation or qualification of the rights evidenced by the Company’s common stock as a result of the issuance of any other class of securities or the modification thereof.

Item 3     Defaults upon Senior Securities

There have been no defaults in any material payments during the covered period.

Item 4     Mine Safety Disclosures

Not applicable.

Item 5     Other Information

The Company does not have any other material information to report with respect to the three and six month periods ended April 30, 2014.

Item 6 Exhibits and Reports on Form 8-K

(a)                Exhibits

                33.1 Certification pursuant to Section 302 of Sarbanes Oxley Act of 2002

 33.2 Certification pursuant to Section 906 of Sarbanes Oxley Act of 2002

(b)                  Reports on Form 8-K

                No reports on Form 8-K were filed during the quarter ended April 30, 2014.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

THE MOVIE STUDIO, INC.

Date:  December 1, 2014

/s/ Gordon Scott Venters

Gordon Scott Venters

President, Secretary and Director

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

 ________________________

              Registrant

By:   /s/  Gordon Scott Venters

President, Chief Executive Officer,

Director

Dated:   March 6, 2015